ASSIGNMENT OF LEASE

This Assignment of Lease (the "Assignment") is entered is made effective September 29, 2014 by and between and FIRST STREET SURGICAL CENTER, L.P., a Texas limited partnership ("Assignor") and FIRST NOBILIS, LLC, a Texas limited liability company ("Assignee").

WHEREAS, by Lease Agreement (the "Lease Agreement") dated April 7, 2002 (as amended by the First Amendment to Lease Agreement dated April 1, 2013 and as further amended by the Second Amendment to Lease Agreement dated December 1, 2013), FIRST STREET HOLDINGS, LTD., a Texas limited partnership, therein and herein referred to as "Landlord", leased to First Street Surgical Center, L.P., therein referred to as "Tenant" and herein referred to as "Assignor", a lease space ("Demised Premises") known as First Street Surgical Center located at 411 North First Street, Bellaire, Texas owned by Landlord more particularly described in Exhibit "A", for a lease term commencing and terminating as therein provided, reference being here made to such Lease Agreement for all relevant purposes;

WHEREAS, Assignor desires to assign its position as Tenant under the aforesaid Lease Agreement to Assignee;

WHEREAS, Assignee desires to accept such assignment and assume the duties of Tenant under such Lease Agreement;

WHEREAS, Landlord has agreed to consent to the assignment of the Lease Agreement under the terms of this instrument.

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. Assignor does hereby sell, assign and transfer unto Assignee all of Assignor's leasehold interest and rights under the aforesaid Lease Agreement hereinabove referred to, effective September 29, 2014, (the "Effective Date"), and continuing for the entire remainder of the Lease Term thereunder (such period being sometimes herein referred to as the "Assignment Period").

2. Assignee does hereby accept this Assignment, assume and agree to perform the covenants, duties and obligations of "Tenant" under said Lease Agreement and agrees to be bound by all such covenants, duties and obligations of "Tenant" as fully and to the same extent as if Assignee had been the original party designated as "Tenant" thereunder and Assignee shall be fully, directly and primarily liable for the performance thereof. Provided, however, upon payment of the sum of $1,000,000.00 pursuant to Section 7.6 of the September 2, 2014 Agreement between First Surgical Partners Holdings, Inc. and Northstar Healthcare, Inc. contemporaneously with the execution of this Assignment, Assignee shall have no obligation to pay rent owed pursuant to the Lease Agreement that was due prior to the Effective Date.

3. In consideration of the terms, covenants and conditions of this Assignment, Landlord hereby consents to this Assignment under the terms of this instrument (for the usage specified in said Lease Agreement and in accordance with the other terms and provisions contained therein) with the express understanding that this Assignment shall in no way relieve Assignor of liability for the performance of the covenants, duties and obligations of Tenant under such Lease Agreement, as modified by this instrument, including liability for the full amount of rental provided to be paid by Tenant to Landlord under such Lease Agreement. Landlord's consent to this Assignment shall not be construed as Landlord's consent to any other assignment of the Lease Agreement or sublease

of the Demised Premises; nor shall such consent be construed as a waiver or modification of any of the provisions of the Lease Agreement that pertain to assignments or subletting by Tenant. Assignor has executed this instrument to ratify and confirm its continuing liability under the Lease Agreement, as modified by this instrument, and confirms its continuing liability thereunder. Assignor represents and warrants that the (i) Assignor has not assigned any of its rights under the Lease Agreement to any other person, and (ii) the Lease Agreement is in full force and effect and has not been modified or amended except as set forth herein.

4. During the entire lease term (including any permitted extension thereof), Assignor shall continue to be directly and primarily liable to Landlord for the performance of all the covenants, duties and obligations of Tenant under such Lease Agreement, as modified by this instrument, including payment of rental; provided, however, that any amount paid by Assignee to Landlord for obligations arising during the Assignment Period shall be credited to the aforesaid obligations of Assignor arising after the Effective Date.

The liability of Assignee under said Lease Agreement may be enforced by Landlord against Assignor and Assignee, jointly and severally, or against either without any nature of notice to, demand upon, proceeding against or judgment against the other.

If Landlord sends a notice of default under the Lease Agreement to Assignee, Landlord agrees to send a copy of such default notice simultaneously to Assignor. Assignor will be entitled to cure all defaults of the Tenant under the Lease Agreement on behalf of Assignee, to the same extent that curative opportunities and time periods are provided to the Tenant under the Lease Agreement. If (i) Assignor cures any such default of Assignee, as the Tenant under the Lease Agreement, within the time period provided under the Lease Agreement, or (ii) Assignee defaults in the performance of any of its obligations to Assignor under any other contract or instrument or agreement executed by Assignee in connection with this Assignment transaction, then in either circumstances Assignor will be entitled to rescind this Assignment and resume the position of the Tenant under the Lease Agreement by sending a written notice of rescission by U.S. certified mail, return receipt requested, to Assignee (and Guarantor, if any) and Landlord, at their respective addresses shown below, within fifteen (15) days following the occurrence of such circumstances that states that this Assignment transaction is thereby rescinded, provided that Assignor cures any default of Assignee under the Lease Agreement as to which Assignor has previously been notified as of the date of such rescission. If Assignor exercises such rescission rights, Assignee will have no claim against Landlord due to the rescission rights and Assignee will have no claim against Landlord due to the termination of Assignee's rights to the Demised Premises (and the other rights of the Tenant under the Lease Agreement); and Assignor will defend, indemnify and hold harmless Landlord and Landlord's agents and employees from all such claims of Assignee.

In the event that Assignor have heretofore or contemporaneously herewith sold (or shall hereafter sell) Assignee any of the property (or any of the type of property) as to which Landlord has a statutory Landlord's lien or is granted an express contract lien and security interest under said Lease Agreement (or under this instrument), then it is hereby further agreed that the aforesaid statutory lien and contractual lien and security interest of Landlord shall be prior and superior to any lien or security interest of Assignor until such time as all of the covenants, duties and obligations of Tenant under such Lease Agreement shall have been fully performed.

Assignee, as debtor, hereby grants to Landlord as secured party, a contract lien and security interest on all fixtures, furniture, equipment, merchandise, inventory and other property of Assignee which are presently located at or may hereafter be placed in the Demised Premises, and upon all

proceeds of any insurance which may accrue to Assignee by reason of destruction or damage to any such property, as collateral in order to secure the payment of all rent and other sums now and hereafter due to Landlord and the performance of all other obligations of Assignee under the Lease Agreement. All exemption laws are hereby waived in favor of said lien. This contract lien and security interest is given in addition to the Landlord's statutory lien and shall be cumulative thereto. This contract lien and security interest may be foreclosed with, or without court proceedings by public or private sale or any other lawful method, provided Landlord gives Assignee at least ten (10) days notice of the time and place of said sale; and Landlord shall have the right to become the purchaser, upon being the highest bidder at such sale. A copy of this instrument is sufficient as a financing statement. Upon request by Landlord, Assignee agrees to execute and deliver to Landlord Texas Business and Commerce Code Financing Statements in sufficient form so that when properly filed, the security interest hereby granted shall be perfected. Landlord shall have all of the rights and remedies of a secured party under the Texas Business and Commerce Code.

5. Assignor does hereby release and relinquish any and all claims which Assignor has or might hereafter have to any sums paid Landlord with respect to the Demised Premises, whether as rent for any portion of the Demised Premises, whether as rent for any portion of the Lease term which has heretofore occurred, future rent, security deposit or otherwise; and Assignor does further hereby acknowledge and agree that Landlord has heretofore performed all of Landlord's covenants, duties and obligations under said Lease Agreement and does hereby fully release Landlord from any and all claims which Assignor has or might have against Landlord. Assignee represents there was no security deposit delivered to Landlord.

6. During the Term of said Lease Agreement (including any extension thereof), Assignee shall defend, indemnify and hold harmless Landlord and Landlord's property manager (and all of their related acid affiliated partnerships, corporations, entities and firms of every type) in the event that any claim or claims should be asserted against Landlord or Landlord's property manager (and/or any such related or affiliated partnerships, corporations, entities and firms of every type) on account of or incidental to any act or omission or asserted act or omission of Assignee.

Assignee agrees that in the event of any violation or attempted violation of the provisions of this Article 6 by Assignee, Landlord shall have the right to obtain a temporary restraining order, temporary injunction and permanent injunction against Assignee merely upon proving such violation or attempted violation, but without the necessity of proving inadequacy of legal remedies or irreparable harm.

7. Any and all other disputes or claims whatsoever respecting the relationship between the parties shall be submitted to a recognized, neutral, arbitral association or arbitrator for resolution pursuant to its single arbitrator, expedited rules. It is the desire that any dispute will be amiably resolved directly between parties. Nonetheless, if an arbitration demand is filed, if the first arbitration organization or arbitrator which receives a written demand for arbitration of the dispute from any party does not complete the arbitration to finality within four months of the written demand, any party then may file a written demand for arbitration of the dispute with another recognized, neutral, arbitration association or arbitrator, with the prior arbitration association or arbitrator then being immediately divested of jurisdiction, subject to a decision being rendered by the replacement arbitration association or arbitrator within four months of the written demand being filed with the replacement arbitration group. All arbitration -- regardless of the arbitral organization actually hearing the dispute -- shall be conducted pursuant to the Commercial Arbitration Rules of the AAA whose Expedited Procedures shall apply regardless of the size of the dispute with only a single arbitrator hearing the dispute, again all regardless of the organization sponsoring the arbitration in

question. In all cases, the parties shall be deemed to have adopted the Optional Rules of the AAA For Emergency Measures of Protection (regarding injunctive or equitable relief, which requests for relief shall be exclusively be submitted to the arbitrator). In all events, the parties waive the right to trial by jury in any action or proceeding. This arbitration provision shall be effective notwithstanding any actions that may later take place. The parties agree that the issue of arbitrability shall likewise be decided by the arbitrator, and not by any other person. That is, the question of whether a dispute itself is arbitrable shall be decided solely by the arbitrator and not, for example, by any court. In so doing, the intent is to divest the courts of all powers in disputes involving the parties, except for compelling arbitration, the confirmation of the award and enforcement thereof. The courts shall have no jurisdiction over legal or equitable (including injunctive) matters. The arbitration decision shall be final and binding in all respects and shall be non-appealable. Any person may have a U.S. District Court or another court of competent jurisdiction enter the findings of the arbitrator for all purposes, including for the enforcement of any award.

EXECUTED by the parties to be effective as of the Effective Date provided in Article 1.

ASSIGNOR:

FIRST STREET SURGICAL CENTER, L.P., a Texas limited partnership

By: First Surgical Partners, L.L.C., its general partner

By: ________________
Name: ________________
Title: ________________

ASSIGNEE:

FIRST NOBILIS, LLC

By: ________________
Donald Kramer, M.D.
Chief Executive Officer

CONSENTED TO BY LANDLORD:

FIRST STREET HOLDINGS, LTD., a Texas limited partnership

By: First Street Management Corp., its general partner

By: ________________
Dr. Jacobo Varon, President